EXHIBIT 99.1

Full Year Net Income Growth Estimates Raised; HEICO Corporation Reports Record Net Sales and Net Income in the Third Quarter of Fiscal 2014

3rd Quarter and Nine-Month Net Income up 15% and 23% on Net Sales Increases of 9% and 16% and Operating Income Increases of 4% and 17%

HOLLYWOOD, Fla. and MIAMI, Aug. 26, 2014 (GLOBE NEWSWIRE) -- HEICO CORPORATION (NYSE:HEI.A) (NYSE:HEI) today reported that net income increased 15% to a record $33.4 million, or 49 cents per diluted share, in the third quarter of fiscal 2014, up from $28.9 million, or 43 cents per diluted share, in the third quarter of fiscal 2013.  In the first nine months of fiscal 2014, net income increased 23% to a record $89.2 million, or $1.32 per diluted share, up from $72.6 million, or $1.09 per diluted share, in the first nine months of fiscal 2013.

Operating income increased 4% to $50.1 million in the third quarter of fiscal 2014, up from $48.4 million in the third quarter of fiscal 2013. In the first nine months of fiscal 2014, operating income increased 17% to a record $149.7 million, up from $128.0 million in the first nine months of fiscal 2013.

The Company's consolidated operating margin was 17.2% and 17.8% in the third quarter and first nine months of fiscal 2014, respectively, as compared to 18.1% and 17.7% in the third quarter and first nine months of fiscal 2013, respectively.

Net sales increased 9% to a record $291.0 million in the third quarter of fiscal 2014, up from $267.1 million in the third quarter of fiscal 2013.  In the first nine months of fiscal 2014, net sales increased 16% to a record $840.1 million, up from $721.3 million in the first nine months of fiscal 2013.

Net income per diluted share in the third quarter and first nine months of fiscal 2014 includes a net 5 cent and 10 cent benefit, respectively, from a reduction in the liability for contingent consideration from a fiscal 2013 acquisition, partially offset by the impairment of certain intangible assets and lower than expected operating income at that acquisition.

Consolidated Results

Laurans A. Mendelson, HEICO's Chairman and CEO, commented on the Company's third quarter results stating, "We are very pleased to report yet another strong quarter highlighted by record consolidated net sales and net income.  These results principally reflect record quarterly net sales within the Electronic Technologies Group, continued growth in net sales within the Flight Support Group and a year-over-year increase in our quarterly consolidated operating income.

Cash flow provided by operating activities increased 38% to $127.2 million in the first nine months of fiscal 2014 as compared to $92.3 million in the first nine months of fiscal 2013.

Our net debt to shareholders' equity ratio was 49.0% as of July 31, 2014, with net debt (total debt less cash and cash equivalents) of $365.4 million principally incurred to fund acquisitions and the payment of special cash dividends in fiscal 2014 and 2013.  We have no significant debt maturities until fiscal 2019 and plan to utilize our financial flexibility to aggressively pursue high quality acquisition opportunities.

As we look ahead to the remainder of fiscal 2014, we continue to anticipate growth within the Flight Support Group's commercial aerospace aftermarket replacement parts and repair and overhaul services product lines, partially offset by declines in defense products within our specialty products lines.  Furthermore, we anticipate softer demand in the Electronic Technologies Group's defense products during the fourth quarter partially offset by a net increase in demand within the other markets served by the Electronic Technologies Group.  During the remainder of fiscal 2014, we plan to remain focused on new product development, further market penetration, executing our acquisition strategies and maintaining our financial strength.

Based on our current economic visibility, we are increasing our estimate of fiscal 2014 year-over-year growth in net income to 14% - 16%, up from our prior growth estimate of 12% - 14%.  We estimate fiscal 2014 year-over-year growth in net sales of 12% - 14%, our full year fiscal 2014 consolidated operating margin to approximate 18%, capital expenditures to approximate $20 million, depreciation and amortization expense to approximate $49 million and cash flow from operations to approximate $160 million."

Flight Support Group

Eric A. Mendelson, HEICO's Co-President and President of HEICO's Flight Support Group, commented on the Flight Support Group's third quarter results stating, "The Flight Support Group experienced another strong quarter, with year-over-year increases in net sales and operating income principally driven by stable demand for our products that serve the commercial aviation markets and the successful integration of our fiscal 2013 acquisition.

The Flight Support Group's net sales increased 6% to $191.6 million in the third quarter of fiscal 2014, up from $181.3 million in the third quarter of fiscal 2013.  The increase in the third quarter of fiscal 2014 is attributed to additional net sales of $6.5 million from a fiscal 2013 acquisition, as well as organic growth of approximately 2%.  The organic growth in the Flight Support Group principally reflects increased market penetration from new product offerings, further building upon our 17% organic growth posted in the third quarter of fiscal 2013, and consists of strong organic net sales growth within our aftermarket replacement parts and repair and overhaul services product lines partially offset by softer demand for certain defense-related products in our specialty products lines.

The Flight Support Group's net sales increased 19% to a record $568.0 million in the first nine months of fiscal 2014, up from $475.6 million in the first nine months of fiscal 2013.  The increase in the first nine months of fiscal 2014 resulted from organic growth of approximately 12%, as well as additional net sales of $37.7 million from a fiscal 2013 acquisition.  The strong organic growth in the Flight Support Group principally reflects new product offerings and favorable market conditions in the commercial aerospace sector resulting in net sales increases in our aftermarket replacement parts and repair and overhaul services product lines and our specialty products lines.

The Flight Support Group's operating income increased 5% to $34.2 million in the third quarter of fiscal 2014, up from $32.6 million in the third quarter of fiscal 2013.  The Flight Support Group's operating income increased 19% to a record $103.3 million in the first nine months of fiscal 2014, up from $87.2 million in the first nine months of fiscal 2013.  The increase in the third quarter and first nine months of fiscal 2014 reflects the previously mentioned net sales growth.

The Flight Support Group's operating margin was 17.9% and 18.2% in the third quarter and first nine months of fiscal 2014, respectively, and was comparable to the operating margins of 18.0% and 18.3% in the third quarter and first nine months of fiscal 2013."

Electronic Technologies Group

Victor H. Mendelson, HEICO's Co-President and President of HEICO's Electronic Technologies Group, commented on the Electronic Technologies Group's third quarter results stating, "Our record in net sales came from improved quarterly organic growth as compared to the first half of fiscal 2014 as well as the impact of our fiscal 2013 acquisition.

The Electronic Technologies Group's net sales increased 17% to a record $102.1 million in the third quarter of fiscal 2014, up from $87.4 million in the third quarter of fiscal 2013.  The increase in the third quarter of fiscal 2014 resulted from strong organic growth of approximately 9%, as well as additional net sales of $6.8 million from a fiscal 2013 acquisition.  The Electronic Technologies Group's net sales increased 12% to a record $279.3 million in the first nine months of fiscal 2014, up from $250.2 million in the first nine months of fiscal 2013.  The increase in the first nine months of fiscal 2014 resulted from additional net sales of $19.0 million from a fiscal 2013 acquisition, as well as organic growth of approximately 4%.  The organic growth in the third quarter and first nine months of fiscal 2014 principally reflects increased demand for our product offerings in the third quarter across the majority of the markets the Electronic Technologies Group serves.

The Electronic Technologies Group's operating income was $21.5 million in both the third quarter of fiscal 2014 and 2013 and increased 9% to $62.5 million in the first nine months of fiscal 2014, up from $57.3 million in the first nine months of fiscal 2013.  The increase in the first nine months of fiscal 2014 came from the previously mentioned net sales growth partially offset by a less favorable product mix.  Furthermore, during the first nine months of fiscal 2014 we reduced the estimated contingent consideration and impaired certain intangible assets associated with the previously referenced fiscal 2013 acquisition, the net result of which favorably impacted operating income.

The Electronic Technologies Group's operating margin was 21.0% and 22.4% in the third quarter and first nine months of fiscal 2014, respectively, as compared to 24.6% and 22.9% in the third quarter and first nine months of fiscal 2013, respectively.  Operating margins remained strong, but decreased in the third quarter of fiscal 2014 due to the previously mentioned less favorable product mix including the overall impact of the fiscal 2013 acquired business."

(NOTE: HEICO has two classes of common stock traded on the NYSE. Both classes, the Class A Common Stock (HEI.A) and the Common Stock (HEI), are virtually identical in all economic respects.  The only difference between the share classes is the voting rights. The Class A Common Stock (HEI.A) has 1/10 vote per share and the Common Stock (HEI) has one vote per share.)

There are currently approximately 39.7 million shares of HEICO's Class A Common Stock (HEI.A) outstanding and 26.8 million shares of HEICO's Common Stock (HEI) outstanding.  The stock symbols for HEICO's two classes of common stock on most websites are HEI.A and HEI.  However, some websites change HEICO's Class A Common Stock trading symbol (HEI.A) to HEI/A or HEIa.

As previously announced, HEICO will hold a conference call on Wednesday, August 27, 2014 at 9:00 a.m. Eastern Daylight Time to discuss its third quarter results.  Individuals wishing to participate in the conference call should dial: U.S. and Canada (877) 586-4323, International (706) 679-0934, wait for the conference operator and provide the operator with the Conference ID 88015580.  A digital replay will be available two hours after the completion of the conference for 14 days.  To access, dial: (404) 537-3406, and enter the Conference ID 88015580.

HEICO Corporation is engaged primarily in certain niche segments of the aviation, defense, space, medical, telecommunications and electronics industries through its Hollywood, Florida-based Flight Support Group and its Miami, Florida-based Electronic Technologies Group.  HEICO's customers include a majority of the world's airlines and overhaul shops as well as numerous defense and space contractors and military agencies worldwide in addition to medical, telecommunications and electronics equipment manufacturers.  For more information about HEICO, please visit our website at http://www.heico.com.

Certain statements in this press release constitute forward-looking statements, which are subject to risks, uncertainties and contingencies.  HEICO's actual results may differ materially from those expressed in or implied by those forward-looking statements as a result of factors including, but not limited to: lower demand for commercial air travel or airline fleet changes or airline purchasing decisions, which could cause lower demand for our goods and services; product development or product specification costs and requirements, which could cause an increase to our costs to complete contracts; governmental and regulatory demands, export policies and restrictions, reductions in defense, space or homeland security spending by U.S. and/or foreign customers or competition from existing and new competitors, which could reduce our sales; our ability to introduce new products and product pricing levels, which could reduce our sales or sales growth; product development difficulties, which could increase our product development costs and delay sales; our ability to make acquisitions and achieve operating synergies from acquired businesses, customer credit risk, interest and income tax rates and economic conditions within and outside of the aviation, defense, space, medical, telecommunications and electronics industries, which could negatively impact our costs and revenues; and defense budget cuts, which could reduce our defense-related revenue.  Parties receiving this material are encouraged to review all of HEICO's filings with the Securities and Exchange Commission, including, but not limited to filings on Form 10-K, Form 10-Q and Form 8-K.  We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended July 31,
	2014		2013
Net sales	$291,030		$267,133
Cost of sales	187,703		169,593
Selling, general and administrative expenses	53,214		49,134
Operating income	50,113		48,406
Interest expense	(1,444)		(1,097)
Other income	83		59
Income before income taxes and noncontrolling interests	48,752		47,368
Income tax expense	11,400		12,600
Net income from consolidated operations	37,352		34,768
Less: Net income attributable to noncontrolling interests	3,986		5,821
Net income attributable to HEICO	$33,366	(a)	$28,947

Net income per share attributable to HEICO shareholders: (c)
Basic	$.50	(a)	$.44
Diluted	$.49	(a)	$.43

Weighted average number of common shares outstanding: (c)
Basic	66,497		66,342
Diluted	67,474		67,015

	Three Months Ended July 31,
	2014		2013
Operating segment information:
Net sales:
Flight Support Group	$191,561		$181,331
Electronic Technologies Group	102,065		87,401
Intersegment sales	(2,596)		(1,599)
	$291,030		$267,133

Operating income:
Flight Support Group	$34,234		$32,649
Electronic Technologies Group	21,455		21,516
Other, primarily corporate	(5,576)		(5,759)
	$50,113		$48,406

HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Nine Months Ended July 31,
	2014		2013
Net sales	$840,088		$721,331
Cost of sales	544,722		456,754
Selling, general and administrative expenses	145,697		136,544
Operating income	149,669		128,033
Interest expense	(4,166)		(2,540)
Other income	591		505
Income before income taxes and noncontrolling interests	146,094		125,998
Income tax expense	43,400		37,200
Net income from consolidated operations	102,694		88,798
Less: Net income attributable to noncontrolling interests	13,506		16,193
Net income attributable to HEICO	$89,188	(b)	$72,605

Net income per share attributable to HEICO shareholders: (c)
Basic	$1.34	(b)	$1.10
Diluted	$1.32	(b)	$1.09

Weighted average number of common shares outstanding: (c)
Basic	66,442		66,275
Diluted	67,427		66,895

	Nine Months Ended July 31,
	2014		2013
Operating segment information:
Net sales:
Flight Support Group	$568,038		$475,560
Electronic Technologies Group	279,298		250,179
Intersegment sales	(7,248)		(4,408)
	$840,088		$721,331

Operating income:
Flight Support Group	$103,323		$87,190
Electronic Technologies Group	62,495		57,311
Other, primarily corporate	(16,149)		(16,468)
	$149,669		$128,033

HEICO CORPORATION
Footnotes to Condensed Consolidated Statements of Operations (Unaudited)

(a) During the third quarter of fiscal 2014, the Company recorded a reduction in accrued contingent consideration related to a fiscal 2013 acquisition that was partially offset by impairment losses related to the write-down of certain intangible assets and lower than expected operating income at the acquired business resulting in an increase in net income attributable to HEICO of approximately $3.4 million, or $.05 per basic and diluted share.

(b) During the first nine months of fiscal 2014, the Company recorded a reduction in accrued contingent consideration related to a fiscal 2013 acquisition that was partially offset by impairment losses related to the write-down of certain intangible assets and lower than expected operating income at the acquired business resulting in an increase in net income attributable to HEICO of approximately $6.7 million, or $.10 per basic and diluted share.

(c) All fiscal 2013 share and per share information has been adjusted retrospectively to reflect a 5-for-4 stock split effected in October 2013.

HEICO CORPORATION
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	July 31, 2014	October 31, 2013
Cash and cash equivalents	$20,944	$15,499
Accounts receivable, net	149,160	157,022
Inventories, net	221,129	218,893
Prepaid expenses and other current assets	42,053	50,058
Total current assets	433,286	441,472
Property, plant and equipment, net	95,130	97,737
Goodwill	689,323	688,489
Intangible assets, net	214,179	241,558
Other assets	75,205	63,759
Total assets	$1,507,123	$1,533,015

Current maturities of long-term debt	$466	$697
Other current liabilities	135,241	160,589
Total current liabilities	135,707	161,286
Long-term debt, net of current maturities	385,867	376,818
Deferred income taxes	115,527	128,482
Other long-term liabilities	86,623	83,976
Total liabilities	723,724	750,562
Redeemable noncontrolling interests	38,105	59,218
Shareholders' equity	745,294	723,235
Total liabilities and equity	$1,507,123	$1,533,015

HEICO CORPORATION
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Nine Months Ended July 31,
	2014	2013
Operating Activities:
Net income from consolidated operations	$102,694	$88,798
Depreciation and amortization	36,270	25,900
Impairment of intangible assets	9,200	—
Share-based compensation expense	5,874	3,455
Issuance of common stock to HEICO Savings and Investment Plan	3,849	2,625
Tax benefit from stock option exercises	93	5,180
Excess tax benefit from stock option exercises	(93)	(5,115)
Deferred income tax benefit	(11,549)	(2,393)
Decrease in accrued contingent consideration	(19,516)	(1,195)
Decrease (increase) in accounts receivable	7,909	(8,375)
Increase in inventories	(2,289)	(15,623)
(Decrease) increase in current liabilities	(18,165)	962
Other	12,956	(1,927)
Net cash provided by operating activities	127,233	92,292

Investing Activities:
Capital expenditures	(12,261)	(13,496)
Acquisitions, net of cash acquired	(8,737)	(134,414)
Other	(30)	4
Net cash used in investing activities	(21,028)	(147,906)

Financing Activities:
Borrowings on revolving credit facility, net	10,000	188,000
Distributions to noncontrolling interests	(76,717)	(5,968)
Cash dividends paid	(31,215)	(120,361)
Acquisitions of noncontrolling interests	(1,243)	(16,610)
Revolving credit facility issuance costs	(767)	(570)
Redemptions of common stock related to share-based compensation	(273)	(2,364)
Excess tax benefit from stock option exercises	93	5,115
Proceeds from stock option exercises	594	346
Other	(1,082)	(697)
Net cash (used in) provided by financing activities	(100,610)	46,891

Effect of exchange rate changes on cash	(150)	43

Net increase (decrease) in cash and cash equivalents	5,445	(8,680)
Cash and cash equivalents at beginning of year	15,499	21,451
Cash and cash equivalents at end of period	$20,944	$12,771

CONTACT: Thomas S. Irwin (954) 987-4000 ext. 7560
         Victor H. Mendelson (305) 374-1745 ext. 7590
         Carlos L. Macau, Jr. (954) 987-4000 ext. 7570